Exhibit 99.1

Saori Casey to Join Sonos as Chief Financial Officer

Current CFO and CLO Eddie Lazarus to assume Chief Legal and Strategy Officer role

SANTA BARBARA, Calif. – January 9, 2024 - Sonos, Inc. (Nasdaq: SONO) today announced that industry leading corporate finance executive Saori Casey will join the company’s executive leadership team as its new Chief Financial Officer, effective January 22, 2024. Saori will oversee all financial, accounting, real estate, technology, and investor relations functions within the company. Saori succeeds current CFO Eddie Lazarus, who will take on the new role of Chief Strategy Officer while retaining existing duties as Chief Legal Officer.

Saori brings more than 30 years of corporate finance experience, with nearly 13 years serving as Vice President of Finance at Apple, where she was responsible for running all aspects of Apple’s financial planning, forecasting, capital allocations, investor relations, as well as financial management of all G&A functions. Prior to joining Apple, Saori spent 15 years at Cisco, where she held a number of finance leadership roles spanning operations, sales, R&D, FP&A, M&A, and systems, as the company scaled its revenue from $4 billion to over $40 billion. In addition, Saori serves on the board of Houzz, as both chair of the Audit Committee and a member of the Compensation Committee.

“I am excited to welcome Saori as our new CFO. The depth and breadth of her experience at world-class companies like Apple and Cisco make her perfectly suited to build on our momentum and seize the opportunity ahead,” says Sonos CEO Patrick Spence. “Saori’s appointment to CFO and Eddie’s transition to Chief Legal and Strategy Officer, along with the recent appointments of Deirdre Findlay as Chief Commercial Officer and Maxime Bouvat-Merlin as Chief Product Officer, have yielded an accomplished executive leadership team poised to accomplish our ambition to be the world’s leading sound experience company.”

“Sonos is an iconic consumer brand with an exciting portfolio of audio products that delight and inspire millions of consumers around the world, myself included,” said incoming Chief Financial Officer, Saori Casey. “I have great admiration for what the team has built and am energized by the opportunity to help lead Sonos into its next phase of growth.”

In his new role, Eddie will be responsible for leading Sonos’ strategic planning, corporate development, and sustainability efforts, in addition to his Chief Legal Officer duties.

“I am incredibly grateful for the opportunity to serve as CFO of Sonos during the last 16 months. I hand the baton to Saori at an exciting time, following a successful holiday season, and ahead of our entry into a new multi-billion dollar category later this year,” Eddie Lazarus commented. “I look forward to partnering with Saori to ensure a smooth transition, and dedicating more of my time to crafting the strategies that will position Sonos to succeed over the long term.”

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding our anticipated new product launch and the timing thereof, a smooth transition for our executive officers’ new roles, and the company’s potential for market leadership and long-term success. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our ability to accurately forecast product demand and effectively forecast and manage owned and channel inventory levels; the impact of global economic, market and political events, including the potential for an extended global recession, continued inflationary pressures, rising interest rates and, in certain markets, foreign currency exchange rate fluctuations; changes in consumer income and overall consumer spending as a result of economic or political uncertainty or conditions; changes in consumer spending patterns; our ability to successfully introduce new products and services and maintain or expand the success of our existing products; the success of our efforts to expand our direct-to-consumer channel; the success of our financial, growth and business strategies; our ability to meet product demand and manage any product availability delays; supply chain challenges, including shipping and logistics challenges and component supply-related challenges; the resurgence of the COVID-19 pandemic and the other risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2023 and our other filings filed with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this press release, and we undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners.

About Sonos

Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos’ innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

Investor Contact

James Baglanis

IR@sonos.com

Media Contact

Erin Pategas

PR@sonos.com

Source: Sonos